Exhibit 99

UMH PROPERTIES, INC. ANNOUNCES ACQUISITION OF A GEORGIA COMMUNITY

FREEHOLD, NJ, October 7, 2025........ UMH Properties, Inc. (NYSE: UMH; TASE: UMH) closed on the acquisition of a manufactured home community, located in Albany, Georgia for a total purchase price of $2.6 million. This community contains 130 developed homesites, of which 32% are occupied. The community is situated on 43 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to complete the acquisition of Albany Dunes, further expanding our footprint in the Georgia market. This community is less than two miles from our Opportunity Zone Fund’s existing Georgia community, Mighty Oak, which should create efficiencies in our operation and result in greater profitability.”

“Albany Dunes is a value-add community that contains 130 sites, of which 42 are currently occupied. We will implement our typical business plan of upgrading the community, which should result in growing occupancy rates and property level value over time.”

“Year-to-date, we have completed the acquisition of five communities, containing 587 sites, for a total purchase price of $41.7 million. We continue to evaluate acquisition opportunities and anticipate a growing acquisition pipeline as we progress throughout the remainder of the year.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 145 manufactured home communities, containing approximately 27,000 developed homesites, of which 10,800 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint venture with Nuveen Real Estate.

Contact: Nelli Madden

732-577-9997

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